UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2025

IPALCO ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-1575582
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

One Monument Circle
Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code:	(317)-261-8261

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 25, 2025 (the “Closing Date”), Indianapolis Power & Light Company, doing business as AES Indiana (“AES Indiana”), the principal subsidiary of IPALCO Enterprises, Inc. (“IPALCO”), entered into a third amended and restated $500 million unsecured revolving credit agreement (the “Credit Agreement”) by and among AES Indiana, each lender from time to time party thereto, PNC Bank, National Association (“PNC Bank”), as administrative agent, PNC Capital Markets LLC, as joint bookrunner and joint lead arranger, U.S. Bank, National Association, as syndication agent, joint bookrunner and joint lead arranger and The Huntington National Bank, as documentation agent, amending and restating the second amended and restated revolving credit agreement dated December 22, 2022 among AES Indiana, PNC Bank, as administrative agent, and the financial institutions from time to time party thereto as lenders, as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date (the “Existing Credit Agreement”).

The Credit Agreement provides, on an unsecured basis, for revolving loans, swing line loans and letters of credit in an aggregate principal amount of $500 million at any one time outstanding. Letters of credit are subject to a sub-limit not to exceed $100 million at any one time outstanding, and PNC Bank may make swing line loans in an aggregate principal amount up to $50 million at any one time outstanding. Subject to customary terms and conditions and the approval of any lender whose commitment would be increased, AES Indiana has the option to increase the maximum principal amount available under the Credit Agreement by up to an additional $200 million, prior to the fourth anniversary of the Closing Date for a total maximum available amount of $700 million. None of the lenders under the Credit Agreement has committed at this time or is obligated to provide any such increase in the commitments. Funds may be prepaid at any time, and AES Indiana has the right to permanently reduce or terminate the lenders’ commitments provided for under the Credit Agreement. Subject to customary conditions, AES Indiana has the right to request up to two one-year extensions of the Credit Agreement maturity date. Such extensions must be approved by each lender in its sole and individual discretion.

Funds provided under the Credit Agreement may be used to finance capital expenditures, to refinance certain indebtedness, to support working capital and for general corporate purposes. Unless the lenders’ commitments are terminated earlier or the maturity date is extended in accordance with the two one-year extension options under the Credit Agreement, the revolving loans and swing line loans provided for under the Credit Agreement are available until March 25, 2030.

The Credit Agreement includes customary representations, warranties and covenants, and acceleration, indemnity and events of default provisions, including, among other things, a financial covenant, which requires AES Indiana’s consolidated total debt to consolidated total capitalization shall not be greater than 0.67 to 1.00 at any time.

AES Indiana has agreed to pay interest on outstanding borrowings as determined in accordance with the Credit Agreement, and to pay unused commitment fees and customary administrative agent, letter of credit and other fees.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference. AES Indiana and IPALCO have existing general banking relationships with other parties to the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth above in response to Item 1.01 with respect to the Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1
$500,000,000 Revolving Credit Facility Amended and Restated Credit Agreement, dated March 25, 2025, among Indianapolis Power & Light Company, each lender from time to time party thereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Joint Bookrunner and Joint Lead Arranger, U.S. Bank, National Association, as Syndication Agent, Joint Bookrunner and Joint Lead Arranger and The Huntington National Bank, as Documentation Agent.

Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     IPALCO Enterprises, Inc.

Date: March 26, 2025	By:	/s/ Brian Hylander
	Name:	Brian Hylander
	Title:	Vice President, General Counsel and Secretary